Exhibit 5.2

Borden Ladner Gervais LLP Centennial Place, East Tower 1900, 520 - 3rd Ave S.W. Calgary, AB, Canada T2P 0R3 T 403.232.9500 F 403.266.1395 blg.com

October 31, 2013

Re:	Husky Energy Inc. – Registration Statement on Form F-10

We refer to the registration statement on Form F-10 (File No. 333-191849, the “Registration Statement”) to be filed by Husky Energy Inc. (the “Corporation”) with the U.S. Securities and Exchange Commission.

We hereby consent to all references to this firm in the Registration Statement, including the references in the Registration Statement under the captions “Description of Debt Securities – Enforceability of Judgments”, “Legal Matters” and “Documents Filed as Part of the Registration Statement”.

Yours truly,

BORDEN LADNER GERVAIS LLP

/s/ Borden Ladner Gervais LLP

Lawyers | Patents & Trade-mark Agents	Borden Ladner Gervais LLP is an Ontario Limited Liability Partnership